Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES RESULTS FROM ANNUAL SHAREHOLDERS MEETING

TORONTO, ONTARIO, May 19, 2023 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that all of the nominees listed in the Company’s 2023 management information circular and proxy statement (the “proxy statement”) for the annual meeting of shareholders held on May 19, 2023 (the “Meeting”), and nominated at the Meeting, were elected as directors of the Company. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected or appointed.

Detailed results of the vote for the election of directors held at the Meeting are set out below.

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Andrea E. Bertone	222,424,465	99.75%	559,643	0.25%
Edward E. “Ned” Guillet	194,627,982	87.28%	28,356,126	12.72%
Michael W. Harlan	208,379,070	93.45%	14,605,038	6.55%
Larry S. Hughes	222,563,911	99.81%	420,197	0.19%
Elise L. Jordan	221,439,274	99.31%	1,544,834	0.69%
Susan “Sue” Lee	221,241,377	99.22%	1,742,731	0.78%
Ronald J. Mittelstaedt	218,434,526	97.96%	4,549,582	2.04%
William J. Razzouk	201,434,147	90.34%	21,549,961	9.66%

As each received at least a majority of the total number of votes cast in respect of his or her election, all director nominees have been elected in accordance with the majority voting policy included in the Company’s Corporate Governance Guidelines and Board Charter.

The shareholders approved on a non-binding, advisory basis the compensation of the Company’s named executive officers as disclosed in the proxy statement in respect of the Meeting (“Say-on-Pay”).

The shareholders approved on a non-binding, advisory basis holding future Say-on-Pay advisory votes every year.

The shareholders approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023 and authorized the Company’s Board of Directors to fix the auditor’s remuneration.

Final voting results on all matters considered at the Meeting will be filed with U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. For more information, visit Waste Connections at www.wasteconnections.com.

CONTACT:
Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com